EXHIBIT 10.1

OFFER LETTER BETWEEN PERICOM SEMICONDUCTOR AND AARON TACHIBANA

March 8, 2010

Aaron Tachibana

Dear Aaron:

Thank you for taking the time to meet with us and discuss our job opportunities here at Pericom.  We are pleased to offer you a regular full-time exempt employment opportunity as a Sr VP of Finance, Chief Financial Officer, reporting to Alex Hui, CEO.  The terms of our offer of employment are outlined below.

1.	A base annual salary of $220,000

2.
You will participate in an annual fiscal year bonus plan which can pay up to 35% of base salary based on achievement of certain corporate goals and MBO’s related to your position. This bonus will be determined by a combination of company operations and individual performance. The bonus for fiscal year ending 2010 is guaranteed and will be prorated based on your date of hire.

3.
Your first review will be done upon completion of fiscal year 2011, after the completion of the fiscal year audit.  Any cash compensation adjustment related to your review will be retroactive to the beginning of fiscal 2011.

4.
We will recommend to the Board of Directors that you be granted an option to purchase 50,000 shares of common stock of Pericom Semiconductor Corporation.  The vesting schedule is 25% after one year of employment with the remaining shares to vest at the rate of 1/36th per month over the next three years of the option so that all options will vest in four years.  The options will expire ten years from date of grant.

5.	We will also recommend to the Board of Directors that you be granted 25,000 shares of Restricted Stock Units (RSU’s). The RSU will vest in four years.

We all look forward to making Pericom a very successful company and know that you will make a significant contribution toward that success.

Sincerely,

Alex Hui
President

Acceptance:
I accept the above position.  I understand that employment with Pericom Semiconductor Corporation is at will and can be terminated by either party, with or without cause, at any time.  This at-will clause can only be modified in writing and such modification must be signed by both parties.  In accepting this position, I have not relied on any other representations other than those contained in this offer letter.  Please note that in the event that the background check process generates a negative report, your employment may potentially be terminated.   This offer expires on March 12, 2010.

I hereby accept this offer and I will start my employment on _______________, 2010.

Signature ________________________________, Date______________.

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